Flandreau Santee Sioux Tribe

P.O. Box 283 Flandreau, SD 57028
Ph. 605-997-3891
Fax 605-997-3878
www.santeesioux.com

**RESOLUTION NO. 19-86**

**WHEREAS,** the Flandreau Santee Sioux Tribe (the "Tribe") is a federally recognized Indian Tribe organized pursuant to the Constitution and By-laws approved by the Secretary of Interior and Commissioner of Indian Affairs on April 24, 1936, amended February 7, 1941, further amended November 16, 1967, further amended November 14, 1984, and finally amended May 17, 1997; and

**WHEREAS,** Article III of the Tribe's Constitution and By-laws provides that the governing body of the Tribe shall be the Executive Committee; and

**WHEREAS,** Article VIII Section 1(f) of the Constitution provides that the Executive Committee may promulgate and enforce ordinances governing and regulating the conduct of persons on the reservation; and

**WHEREAS,** Article VIII Section 1(h) of the Constitution provides that the Executive Committee has the authority to adopt resolutions consistent with the Constitution and By-Laws regulating the procedures of the Executive Committee and other tribal agencies, officials, or organizations of the Flandreau Santee Sioux Tribe; and

**WHEREAS,** Article VIII, Section 1(a) of the Constitution provides that the Executive Committee may enter into negotiations with Federal, States, and local Governments on behalf of the Tribe; and

**WHEREAS,** the Tribe, acting through the Executive Committee and designated agencies of the Tribal government, exercises its inherent sovereignty to promulgate and execute ordinances governing and regulating the conduct of all person on the Reservation; and

**WHEREAS,** the Constitution of the Tribe confirms the sovereign duty and responsibility of the government established by the Tribe's members to exercise the right of local self-government and to promote the welfare of the Tribe; and

**WHEREAS,** these rights include establishing subordinate governmental authorities for the economic purpose of benefiting the general welfare of the tribal community; and

**WHEREAS,** the benefits received through subordinate Tribal authorities exercising the Tribe's inherent sovereign authority serves the social, economic, educational, and health needs of the tribal community, and helps advance the sovereignty and cultural

integrity of the Tribe; and

**WHEREAS,** the Tribe, and not the federal government, is in the best position to determine and meet the needs of the Tribe's members, and the services provided by the Federal government to the Tribe are often inadequate to meet these needs; and

**WHEREAS,** the Executive Committee is committed to enhance the Tribe's economic self-sufficiency and self-determination through the exercise of the Tribe's inherent sovereign regulatory authority; and

**WHEREAS,** the Executive Committee passed Title 32 entitled "DAKOTA COIN AUTHORITY" to the Flandreau Santee Sioux Tribe Law and Order Code by Tribal Resolution 19-80 on October 2, 2019, and now desires to further amend the title; and

**NOW THEREFORE BE IT RESOLVED** that the Flandreau Santee Sioux Tribe Executive Committee hereby enacts the amended Title 32 of the Flandreau Santee Sioux Tribe Law and Order Code entitled "DAKOTA COIN AUTHORITY" and further repeals all existing law inconsistent with this amended version; and

**BE IT FURTHER RESOLVED** that the Executive Committee allocates a total of $250,000 to be initially placed in an account in the name of Dakota Coin Authority for use consistent with this resolution and Ordinance, and directs the Tribal Treasurer to establish the appropriate accounts to further this objective.

*[Intentionally Left Blank]*

**CERTIFICATION**

The foregoing Resolution was duly enacted and adopted on this 24th day of October, 2019 by the Executive Committee of the Flandreau Santee Sioux Tribe during a duly called meeting with a quorum was present of 5 In Favor, 0 Opposed, 0 Abstaining, and 2 Not Voting, as follows:

| | | | | |
|---|---|---|---|---|
| Vice President, Andrew Weston: | (YES) | NO | ABSTAIN | NOT PRESENT |
| Secretary, Donalda Montoya: | (YES) | NO | ABSTAIN | NOT PRESENT |
| Trustee I, Kristi Bietz: | (YES) | NO | ABSTAIN | NOT PRESENT |
| Trustee II, David Kills-A-Hundred: | (YES) | NO | ABSTAIN | NOT PRESENT |
| Trustee III, Kenneth Weston: | YES | NO | ABSTAIN | (NOT PRESENT) |
| Trustee IV, John Jason Armstrong: | (YES) | NO | ABSTAIN | NOT PRESENT |
| President, Anthony Reider *(If Required):* | YES | NO | ABSTAIN | NOT PRESENT |

Donalda Montoya, Tribal Secretary

Anthony Reider, Tribal President

# TITLE 32
# DAKOTA COIN AUTHORITY

## TABLE OF CONTENTS

**Section 32-1-1. Title.**

This Ordinance shall be entitled the "Flandreau Santee Sioux Tribe Dakota Coin Authority Ordinance" (herein, the "Ordinance").

**Section 32-1-2. Authority.**

The Executive Committee enacts this Ordinance pursuant to the authority vested in it by Article III, Section (3) of the Tribe's Constitution, the power to appoint other boards or officers as may be deemed necessary, Article VIII, Section 1(f) of the Tribe's Constitution, to promulgate and enforce ordinance governing and regulating the conduct of all persons on the reservation, Article VIII, Section 1(g) of the Tribe's Constitution, to charter subordinate economic organizations for economic purposes, and to delegate powers of the Tribe to such organizations or subordinate boards or officials, and Tribal Resolution No. 19-80 passed by the Executive Committee on October 2, 2019.

**Section 32-1-3. Findings.**

(a) The Tribe, acting through the Executive Committee and designated agencies of the Tribal government, exercises its inherent sovereignty to promulgate and execute ordinances governing and regulating the conduct of all persons on the Reservation.

(b) The Constitution of the Tribe confirms the sovereign duty and responsibility of the government established by the Tribe's members to exercise the right of local self-government and to promote the welfare of the Tribe.

(c) These rights include establishing subordinate governmental authorities for the economic purpose of benefiting the general welfare of the tribal community.

(d) The Tribe has a long history of providing benefits to the tribal community through exercising its inherent sovereign authority. This inherent authority includes tax and regulatory authority, exclusive of states, of products and services sold within Indian country.

(e) The benefits received through subordinate Tribal authorities exercising the Tribe's inherent sovereign authority serves the social, economic, educational, and health needs of the tribal community, and helps advance the sovereignty and cultural integrity of the Tribe.

(f) The Tribe, and not the federal government, is in the best position to determine and meet the needs of the Tribe's members. Services provided by the Federal government to the Tribe are often inadequate to meet these needs.

(g) The Executive Committee is committed to enhance the Tribe's economic self-sufficiency and self-determination through the exercise of the Tribe's inherent sovereign regulatory authority.

**Section 32-1-4. Definitions.**

As used in this title the following terms shall have the meanings given in this section, unless the context clearly indicates otherwise. Words in the plural form shall include the singular, and vice versa, and words indicating the masculine gender shall include the feminine.

(a) "Authority" shall mean the Flandreau Santee Sioux Tribe Dakota Coin Authority created pursuant to this title.

(b) "Board" shall mean the Board of Directors of the Authority.

(c) "Currency" shall be an item (such as a coin or note) that circulates as a medium of exchange, regardless of its form, including digital currency, particularly DAK Securities Coin and the DAK Utility Coin.

(d) "DAK Securities Coin" shall mean digital currency developed and controlled by the Authority, registered under the Securities Act of 1933, and treated and regulated as a Security.

(e) "DAK Utility Token" shall mean digital currency developed and controlled by the Authority, to be offered and used exclusively as form of exchange within the environment of the Tribe. The term "DAK Utility Token" may be used interchangeably with "DAK Utility Coin".

(f) "Executive Committee" shall by the Flandreau Santee Sioux Tribe Executive Committee which is the governing body of the Tribe in accordance with Article III of the Tribe's Constitution.

(g) "Tribal Court" the Flandreau Santee Sioux Tribal Court.

(h) "Tribe" shall mean the Flandreau Santee Sioux Tribe.

**Section 32-1-5. Dakota Coin Authority Created; Public Purpose**

(a) The Executive Committee has determined that there exists a need to control the use of currency issued, created, utilized, and possessed by the Tribe, or under its control. Further, the Executive Committee determines that the creation of an authority for this purpose is in the public interest, serves a public purpose, and will promote the health, safety, welfare, convenience, and prosperity of the people of the Tribe. To achieve this objective, there is hereby created an independent political subdivision of the Tribe, exclusive of the legislative, executive, or judicial branches of Tribal government, to be known as the Authority. The Authority is and shall be considered a body corporate and politic and instrumentality of the Tribe.

(b) The Authority's exercise of powers and duties conferred by this title shall be deemed the performance of an essential governmental function, and a matter of public necessity for which public moneys may be spent, to further the economic prosperity of the Tribe.

(c) The Board is vested with control of currency, with plenary power to prescribe and enforce regulations and conditions under which currency is created, possessed, sold, transported, distributed, and delivered, so as to prevent any corrupt, incompetent, dishonest, or unprincipled practices and to promote the health, safety, welfare, convenience, and prosperity of the people of the Tribe.

(d) The exercise of the powers granted by this title shall be in all respects for the benefit of the members of the Tribe and for the promotion of their safety, health, welfare, and convenience.

(e) No part of the assets or net earnings of the Authority shall inure to the benefit of, or be distributable to, any private individual, except that reasonable compensation may be paid for services rendered to or for the Authority affecting one or more of its purposes, or as agreed to by contract or agreement approved by the Board.

(f) The Authority shall consist of the Board, and the agents and employees of the Authority.

(g) Nothing contained in this title shall be construed as a restriction or limitation upon any powers that the Board might otherwise have under any other law of the Tribe.

**Section 32-1-6. Board Composition; Terms; Compensation**

(a) The Board shall be the Executive Committee. Directors will be removed when their position on the Executive Committee expires, they are removed from office, or for any other reason they are no longer members of the Executive Committee.

(b) The Board shall meet at least quarterly for the transaction of its business. Special meetings may be held at any time upon the call of the President of the Board or upon the written request of a majority of the Board members.

(c) Members of the Board shall receive annually such salary, compensation, and reimbursement of expenses for the performance of their official duties as Executive Committee members.

**Section 32-1-7. Background investigations of Board Members**

All members of the Board shall be fingerprinted before, and as a condition of, appointment. These fingerprints shall be submitted to the Federal Bureau of Investigation for a national criminal history records search. No person shall be appointed by the Board who (i) has defrauded or attempted to defraud any federal, tribal, state or local government or governmental agency or authority by making or filing any report, document, or tax return required by statute or regulation that is fraudulent or contains a false representation of a material fact; (ii) has willfully deceived or attempted to deceive any federal, tribal, state or local government or governmental agency or governmental authority by making or maintaining business records required by statute or regulation that are false and fraudulent; (iii) is, by reason of his business experience, financial standing, or trade connections or by reason of previous or current legal proceedings involving a

felony violation of Federal securities laws; or (iv) has been convicted of a felony violation of any provision of Federal, Tribal or State criminal law relating to securities; or (v) has been convicted of a violation of any law applicable to securities laws within the five years immediately preceding appointment. The Executive Committee members may utilize the background checks conducted by the FSST Election Board for the purpose of compliance with this section.

**Section 32-1-8. Employees of the Authority**

Employees of the Authority shall be considered employees of the Tribe. Employees of the Authority shall be employed on such terms and conditions as established by the Board. Employees may participate in standard tribal agency benefits, and will be governed by the policies and procedures, and handbook of the Tribe.

**Section 32-1-9. Moneys of Authority**

All moneys of the Authority, from whatever source derived, shall be paid in accordance with Section 32-1-18.

**Section 32-1-10. Forms of Accounts and Records; Audit; Annual Report**

The accounts and records of the Authority showing the receipt and disbursement of funds from whatever source derived shall be kept in accordance with United States Generally Accepted Accounting Principles. The Tribal Treasurer, or his legally authorized representatives, shall annually examine the accounts and books of the Authority. The Authority shall submit an annual report to the Executive Committee on or before June 30 of each year. Such report shall contain the audited annual financial statements of the Authority for the year ending the previous September 30.

**Section 32-1-11. Exemptions from Taxes or Assessments**

The exercise of the powers granted by this title shall be in all respects for the benefit of the people of the Tribe, for the increase of their commerce and prosperity, and for the improvement of their living conditions, and as the undertaking of activities in the furtherance of the purposes of the Authority constitutes the performance of essential governmental functions. The Authority shall not be required to pay any taxes or assessments upon any property acquired or used by the Authority under the provisions of this title or upon the income therefrom, including sales and use taxes on the tangible personal property used in the operations of the Authority. The exemption granted in this section shall not be construed to extend to persons conducting on the premises of any property of the Authority businesses for which Tribal taxes would otherwise be required.

**Section 32-1-12. Assets of the Authority; Reversion to the Tribe**

The property, monies, funds, accounts, currency, and other assets of the Authority shall be held and maintained solely in the name of the Authority. Authority assets shall be held and maintained in segregated accounts separate from those of the Tribe, and shall not be commingled

with the assets of any person or entity. In the event of the dissolution of the Authority, all assets of the Authority, after satisfaction of creditors, shall revert to the Tribe.

**Section 32-1-13. General Powers of Board**

The Board shall have the power to:

(a) Adopt, use, and alter at will a common seal;

(b) Make and enter into all contracts and agreements necessary or incidental to the performance of its duties, the furtherance of its purposes, and the execution of its powers under this title, including agreements with any person or federal agency;

(c) Employ, at its discretion, consultants, researchers, architects, engineers, accountants, financial experts, investment bankers, superintendents, managers, and such other employees and special agents as may be necessary and fix their compensation to be payable from funds made available to the Authority;

(d) Receive and accept from any federal or private agency, foundation, corporation, association, or person grants or other aid to be expended in accomplishing the objectives of the Authority, and receive and accept from the Tribe or any tribe or state and any municipality, county, or other political subdivision thereof or from any other source aid or contributions of either money, property, or other things of value, to be held, used, and applied only for the purposes for which such grants and contributions may be made. All federal moneys accepted under this section shall be accepted and expended by the Authority upon such terms and conditions as are prescribed by the Flandreau Santee Sioux Tribe and as are consistent with Tribal law, and all Tribal moneys accepted under this section shall be expended by the Authority upon such terms and conditions as are prescribed by the Tribe;

(e) Adopt, alter, and repeal bylaws, rules, and regulations governing the manner in which its business shall be transacted and the manner in which the powers of the Authority shall be exercised and its duties performed. The Board may delegate or assign any duty or task to be performed by the Authority to any officer or employee of the Authority. The Board shall remain responsible for the performance of any such duties or tasks. Any delegation pursuant to this subdivision shall, where appropriate, be accompanied by written guidelines for the exercise of the duties or tasks delegated. Where appropriate, the guidelines shall require that the Board receive summaries of actions taken. Such delegation or assignment shall not relieve the Board of the responsibility to ensure faithful performance of the duties and tasks;

(f) Conduct or engage in any lawful business, activity, effort, or project consistent with the Authority's purposes or necessary or convenient to exercise its powers;

(g) Acquire, purchase, hold, use, lease, or otherwise dispose of any property, real, personal or mixed, tangible or intangible, or any interest therein necessary or desirable for carrying out the purposes of the Authority;

(h) Lease as lessee any property, real, personal or mixed, tangible or intangible, or any interest therein, at such annual rental and on such terms and conditions as may be determined by the Board;

(i) Lease as lessor to any person any property, real, personal or mixed, tangible or intangible, or any interest therein, at any time acquired by the Authority, whether wholly or partially completed, at such annual rental and on such terms and conditions as may be determined by the Board;

(j) Sell, transfer, or convey any property, real, personal or mixed, tangible or intangible, or any interest therein, at any time acquired or held by the Authority on such terms and conditions as may be determined by the Board; and occupy and improve any land or building required for the purposes of this title;

(k) Purchase or otherwise acquire title to any land or building required for the purposes of this title and sell and convey the same by proper deed;

(l) Appoint every agent and employee required for its operations; require any or all of them to give bonds payable to the Tribe in such penalty as shall be fixed by the Board, and engage the services of experts and professionals;

(m) Promulgate regulations in accordance with applicable Tribal law and Section 32-1-19;

(n) Assess and collect civil penalties and civil charges for violations of this title and Board regulations;

(o) Do all acts necessary or advisable to carry out the purposes of this title to promote the economic development and general welfare of the Tribe and its members.

The foregoing shall be construed as objects, purposes, and powers, and enumeration thereof shall not be held to limit or restrict in any manner the powers hereafter conferred on this Authority by the Tribe.

**Section 32-1-14. Criminal History Records Check Required on Certain Employees; Reimbursement of Costs**

All persons hired by the Authority whose job duties involve access to or handling of the Authority's funds or assets shall be subject to a criminal history records check before, and as a condition of, employment. All hiring shall be done in accordance with the Flandreau Santee Sioux Tribe Handbook, and associated policies.

**Section 32-1-15. Suits by and Against Board**

(a) The Authority, as a government agency of the Flandreau Santee Sioux Tribe, its commissioners, agents, and employees are immune from any suit at law or in equity while performing their lawful duties within the scope of the authority delegated to them except as specifically allowed in this section.

(b) Limited waiver of immunity of Board.

(1) No Board member may be sued civilly for doing or omitting to do any act in the performance of his duties as prescribed by this title, except by the Tribe, and then only in Tribal Court. Such proceedings by the Tribe shall be instituted and conducted by the Tribal Attorney or his designee.

(2) The Board may, in the name of the Tribe, be sued in Tribal Court solely for the purpose of enforcing any contract made by it or to recover damages for any breach thereof. This wavier shall not apply to any other circumstances, court, or causes of action not specifically named herein. Any suit authorized under this limited waiver of sovereign immunity shall be subject to Section 1-8-5 of the Law and Order Code of the Flandreau Santee Sioux Tribe.

(c) Time of filing claims and notices of intention to file claims.

(1) A claim authorized pursuant section 32-1-16(b) shall be filed with the clerk of the court and served by personal service on the Tribe pursuant to section 4-2-5 of the Law and Order Code of the Flandreau Santee Sioux Tribe within six months after the accrual of such claim, unless the claimant shall within such time serve by personal service upon the Tribe or by certified mail return receipt requested a written notice of intention to file a claim therefor, in which event the claim shall be filed with the clerk of the court and served by personal service on the Tribe in accordance with section 4-2-5 of the Law and Order Code of the Flandreau Santee Sioux Tribe within one year after such accrual.

(2) No judgment shall be granted in favor of any claimant bringing a claim against the Board for breach of contract pursuant section 32-1-16(b) over which jurisdiction has been conferred upon Tribal Court, unless claimant complies with this section.

(d) Contents of claim or notice of intention.

(1) The claim shall state the time when such claim arose, the nature of the same, the damages claimed to have been sustained and the total sum claimed.

(2) The notice of intention to file a claim shall set forth the same matters except that the items of damage and the sum claimed need not be stated.

(e) The Board may defend proceedings and may institute proceedings in any court. No such proceedings shall be taken against, or in the names of, the members of the Board.

**Section 32-1-16. Counsel for Members, Agents, and Employees of Board**

If any member, agent, or employee of the Board shall be arrested, indicted, or otherwise prosecuted on any charge arising out of any act committed in the discharge of his official duties, the Board President may employ special counsel approved by the Executive Committee to

defend such member, agent, or employee. The compensation for special counsel employed pursuant to this section, shall, subject to the approval of the Executive Committee, be paid in the same manner as other expenses incident to the administration of this title are paid.

**Section 32-1-17. Regulations of Board**

(a) The Board may promulgate reasonable regulations, not inconsistent with this title or the general laws of the Tribe, which it deems necessary to carry out the provisions of this title.

(b) Such regulations may be promulgated, amended or repealed as required or permitted by law and shall have the effect of law.

(c) The Board may promulgate regulations that establish requirements for the form, content, and retention of all records and accounts consistent with applicable Federal and Tribal law.

(d) Board regulations shall be uniform in their application.

(e) Courts shall take judicial notice of Board regulations.

(f) The Board's power to regulate shall be broadly construed.

**Section 32-1-18. Disposition of Moneys Collected by Board; Creation of Enterprise Fund; Reserve Fund**

(a) All moneys collected by the Board shall be paid directly and promptly into the Tribal treasury, or shall be deposited to the credit of the Tribal treasury in a depository, without any deductions on account of salaries, fees, costs, charges, expenses, refunds or claims of any description whatever.

(b) All moneys so paid into the Tribal treasury, less the net profits determined pursuant to subsection C, shall be set aside as and constitute an Enterprise Fund, subject to appropriation, for the payment of (i) the salaries and remuneration of the members, agents, and employees of the Board and (ii) all costs and expenses incurred in developing or maintaining coin or currency, if any, and in the administration of the provisions of this title.

(c) The net profits derived under the provisions of this title shall be transferred by the Tribal Treasurer to the general fund of the Tribal treasury quarterly, within fifty days after the close of each quarter or as otherwise provided. As allowed by the President, the Board may deduct from the net profits quarterly a sum for the creation of a reserve fund not exceeding the sum of $500,000 in connection with the administration of this title and to provide for the depreciation on the buildings, plants and equipment owned, held or operated by the Board.

(d) The term “net profits” as used in this section means the total of all moneys collected by the Board less all costs, expenses, and charges authorized by this section.

**Section 32-1-19. Privileges and Immunities**

The Tribe hereby confers on the Authority all of the rights, privileges, and immunities enjoyed by the Tribe, including, but not limited to, immunities from federal, state, and local taxes, regulations, and jurisdiction, to the same extent that the Tribe would have such rights, privileges, and immunities, if it engaged in the activities undertaken by the Authority.

**Section 32-1-20. Conflict of Interest**

Each Member of the Board has a duty to the Authority and the Tribe to act in the best interest of the Authority and the Tribe. With regard to all activities of the Authority, each member of the Board of Directors shall disclose any actual or potential conflict of interest between himself or herself and the purposes and actions of the Authority. No member shall participate in any vote if the member (based on his or her best judgment or on a vote of the remaining members of the Board) is unable, due to such conflict, to act in the best interest of the Authority and/or the Tribe.

**Section 32-1-21. Fictitious Business Name**

The Authority is authorized to act under fictitious business names for the purposes of the Ordinance, so long as the fictitious business name is approved by board resolution, and filed with the Secretary of the Tribe.

**Section 32-1-22. Digital Currency Offering**

(a) The Board, by virtue of the powers and duties attributed by this Title, shall be authorized to file one or more Digital Currency Offerings for the sale of Securities and Non-Securities financial instruments developed and controlled by the Authority, namely DAK Securities Coins and DAK Utility Tokens.

(b) The conditions and regulations under which these Digital Currency Offerings are tendered shall be determined, enforced and controlled by the Board in strict alignment with the interest, welfare and convenience of the people of the Tribe.

## LEGISLATIVE HISTORY

This Authority was originally approved by the Executive Committee on October 02, 2019 by Tribal Resolution Number 19-80, and was further amended by Tribal Resolution 19-86 on October 24, 2019.